FOR IMMEDIATE RELEASE	AMDL Contact: Kristine Szarkowitz Director-Investor Relations kszarkowitz@radient-pharma.com (Tel :) 206.310.5323

RADIENT PHARMA COMPLETES
REGISTERED DIRECT OFFERING FOR APPROXIMATELY $1 MILLION

(TUSTIN, CA) November 30, 2009/PRNewswire – US-based pharmaceutical company Radient Pharmaceuticals Corporation (NYSE - AMEX: RPC - News) announced today it has entered into definitive agreements to sell an aggregate of 3,289,472 shares of its common stock at a price per share of $0.28 pursuant to a registered direct offering to institutional investors, resulting in gross proceeds of approximately $1 million.

Investors will receive warrants to purchase up to 1,644,736 shares of Radient Pharmaceutical Corporation common stock. The warrants have an initial exercise price of $1.25 per share and are exercisable at any time on or after 6 months and prior to the six and one-half year anniversary of the initial issuance date.

The closing of the offering is expected to take place subject to the satisfaction of customary closing conditions. Radient Pharmaceuticals plans to use the net proceeds from the offering for research and development of its Onko-Sure™ In Vitro Diagnostic cancer test and general corporate purposes.

Jesup & Lamont Securities Corporation acted as the exclusive placement agent for this transaction and will receive a cash fee equal to 8% of the gross proceeds of the offering and will receive warrants equal to 2% of the shares of common stock purchased by the investors in the offering.

For additional information on Radient Pharmaceuticals, ADI and its portfolio of products visit the Company’s corporate website at www.Radient-Pharma.com. For Investor Relations information contact Kristine Szarkowitz at kszarkowitz@Radient-Pharma.com or 1.206.310.5323.

 About Radient Pharmaceuticals:
Headquartered in Tustin, California, Radient Pharmaceuticals Corporation is an integrated pharmaceutical company devoted to the research, development, manufacturing, and marketing of diagnostic, and premium skin care products.

Forward Looking Statements:
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this document include certain predictions and projections that may be considered forward-looking statements under securities law.  These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company’s operations, markets, services, products, and prices.  With respect to Radient Pharmaceuticals Corporation, except for the historical information contained herein, the matters discussed in this document are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

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